UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 12, 2012

MIP SOLUTIONS, INC.

 (Exact Name of registrant as specified in its Charter)

        NEVADA                    333-141927                  20-4047619

State of Incorporation        Commission File No.           I.R.S. Employer

                                                           Identification No.

    7721 East Trent Ave., Spokane Valley, WA                   99212

    (Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, (509) 474 - 9451

(Registrant’s former name and address)

3773 W. 5th Ave., Ste. 301, Post Falls, ID 83854

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17      CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR     240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the           Exchange Act (17CFR 240-14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the           Exchange Act (17 CFR 240-13e-4(c))

Item 5.03

Amendments to Articles of Incorporation

On June 12, 2012, MIP Solutions, Inc. filed amended articles of incorporation changing its corporate name and increasing its authorized capital stock with the Nevada Secretary of State.   This corporate action was recommended by the board of directors and approved by majority shareholder consent.   This name change is being taken in advance of the Company's proposed reverse acquisition of AWG International, Inc., a Nevada corporation. ("AWG").

As previously reported, the Company entered into a non-binding letter of intent to enter into a business combination with AWG, an operating company.  No definitive documents have been executed.  The Company continues to conduct its "due diligence" review and awaits the completion of the AWG audited financial statements.  These two items are conditions which must be satisfied before entering into a formal definitive agreement with AWG.

The new corporate name is AWG International Water Corporation.  We increased our authorized common stock capital from 50,000,000 shares, par value $0.001 per share to 500,000,000 common shares, par value $0.001 per share.  Additionally, 100,000,000 shares of Preferred stock was authorized, par value $0.001 per share.  The Board of Directors is authorized to fix and determine the designation, rights, preferences or other variations of each class or series with each class of capital stock of the Company.  The Company may issue shares of stock for such consideration as may be fixed by the Board of Directors.

Item 9.01

Financial Statements and Exhibits

Exhibits Number

Description

3.0

Articles of Amendment filed June 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2012

/s/ Jeff Lamberson

____________________

By: Jeff Lamberson

Title: President